Exhibit 99.1

AITX's RAD Reports Its Strongest ISC West Showing to Date

Record Lead Intake, Key Partner Collaborations as SARA Earns Second Consecutive NPS Award

Detroit, Michigan - March 30, 2026 - Artificial Intelligence Technology Solutions, Inc. (OTCID: AITXD), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced the conclusion of its participation at ISC West 2026, highlighted by strong engagement with enterprise end users and channel partners, expanded collaboration activity with key industry participants, and a second consecutive consecutive SIA New Products and Solutions Award win for its SARA™ (Speaking Autonomous Responsive Agent) platform.

ROBOTIC ASSISTANCE DEVICES
AITX
Artificial Intelligence Technology Solutions Inc.
ROBOTIC ASSISTANCE DEVICES
an AITX company
DIGITAL TRUST & IDENTITY
ROAMEO

RAD’s ISC West 2026 exhibit featuring RIO Mini (left) and ROAMEO (right) autonomous security solutions beneath the Company’s signature overhead halo.

The Company's presence at ISC West 2026 reflected continued momentum across its product portfolio and growing alignment with key industry platforms. Demonstrations of SARA™ operating within the Immix® environment, alongside ongoing collaboration with Amazon Web Services and Circadian Risk, drew sustained attention from enterprise end users, channel partners, and monitoring professionals. This year's recognition marks the second consecutive SIA New Products and Solutions Award for SARA, reinforcing its expanding role as an active intelligence layer within modern security operations.

"ISC West requires a meaningful investment of time, capital, and organizational focus, and we approach it with clear expectations," said Steve Reinharz. "The level of visibility, validation, and engagement we achieved this year reinforces that our technology and our message are resonating with the right audiences. As adoption of AI driven security accelerates across enterprise and commercial environments, establishing and maintaining this kind of industry presence is not optional, it is essential."

"The volume and quality of engagement we saw at ISC West this year was exceptional, and it is translating directly into our sales pipeline," said Troy McCanna. "We are now advancing several hundred highly qualified opportunities across multiple verticals, with strong interest from both end users and channel partners. The conversations we had and the follow up activity we are already seeing give us a high level of confidence as we move through the coming quarters."

With momentum from ISC West carrying into the second quarter, the Company expects continued advancement of its sales pipeline, deeper engagement with strategic partners, and expanded adoption of its AI driven solutions across multiple industries. RAD remains focused on converting this heightened market interest into deployments and recurring revenue, as it continues to strengthen its position within the evolving security and property technology landscape.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

###

Doug Clemons
248-270-8273
doug.c@radsecurity.com

______________________________
1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/